DEM, INC.
                      POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that the undersigned Director of DEM, Inc., a Maryland corporation, hereby constitutes and appoints NATHAN A. CHAPMAN, JR., and EARL U. BRAVO, SR. and either of them, the true and lawful agents and attorney-in-fact of the undersigned with full power and authority in either said agent and attorney-in-fact, to sign for the undersigned and in his name as Director of DEM, Inc., the Registration Statement on Form N-2, and any and all further amendments to said Registration Statement, hereby ratifying and confirming all acts taken by such agent and attorney-in-fact, as herein authorized.

                                   DATE



/s/ ROBERT L. WALLACE                   December 3, 1995
Robert L. Wallace, Director,